Exhibit 99.1
Press Release

Information for Investors:	Information for Media:

Bryan Hipsher	Michelle Kersch
Black Knight	Black Knight
904.854.3219	904.854.5043
bryan.hipsher@bkfs.com	michelle.kersch@bkfs.com

Black Knight Reports Second Quarter 2018 Financial Results

•	Revenues of $276.6 million and Adjusted Revenues of $277.4 million

•	Net earnings attributable to Black Knight of $40.0 million, or $0.27 per diluted share, and Adjusted Net Earnings of $68.4 million, or $0.46 per diluted share

•	Adjusted EBITDA of $134.2 million and Adjusted EBITDA Margin of 48.4%

JACKSONVILLE, Fla. - July 30, 2018 - Black Knight, Inc. (NYSE: BKI), a leading provider of software, data and analytics solutions to the mortgage and consumer loan, real estate and capital markets verticals, today announced unaudited financial results for the second quarter and six months ended June 30, 2018.

Revenues for the second quarter of 2018 increased 5% to $276.6 million from $262.2 million in the prior year quarter. Net earnings attributable to Black Knight for the second quarter of 2018 were $40.0 million, or $0.27 per diluted share, compared to $8.2 million, or $0.11 per diluted share, in the prior year quarter.

Adjusted Revenues for the second quarter of 2018 increased 5% to $277.4 million from $263.4 million in the prior year quarter. Adjusted Net Earnings for the second quarter of 2018 increased 28% to $68.4 million compared to $53.4 million in the prior year quarter. Adjusted Net Earnings Per Share for the second quarter of 2018 increased 31% to $0.46 per diluted share compared to $0.35 per diluted share in the prior year quarter.

Adjusted EBITDA for the second quarter of 2018 increased 6% to $134.2 million from $126.3 million in the prior year quarter. Adjusted EBITDA Margin was 48.4%, an increase of 50 basis points compared to the prior year quarter.

Black Knight Executive Chairman Bill Foley said, “We are pleased with our results in the second quarter, where we delivered Adjusted Revenues growth of 5% and Adjusted EBITDA growth of 6%, which drove margin expansion of 50 basis points to 48.4%. We are excited about Black Knight’s momentum across the enterprise and the underlying fundamentals of our business remain strong.”

Black Knight Chief Executive Officer Anthony Jabbour added, “Our second quarter results reflect the consistent execution of our strategy to expand relationships with existing clients and we continue to innovate new solutions and acquire businesses that expand our offering. Black Knight continues to enhance its leading end-to-end software and data and analytics offering with a focus on helping our clients grow, increase efficiency and remain compliant."

Revenues for the six months ended June 30, 2018 increased 5% to $546.9 million from $520.3 million in the 2017 period. Net earnings attributable to Black Knight for the six months ended June 30, 2018 were $82.7 million, or $0.56 per diluted share, compared to $20.4 million, or $0.29 per diluted share, in the 2017 period.

Adjusted Revenues for the six months ended June 30, 2018 increased 5% to $548.6 million from $522.9 million in the 2017 period. Adjusted Net Earnings for the six months ended June 30, 2018 increased 34% to $132.5 million compared to $98.7 million in the

2017 period. Adjusted Net Earnings Per Share for the six months ended June 30, 2018 increased 37% to $0.89 per diluted share compared to $0.65 per diluted share in the 2017 period.

Adjusted EBITDA for the six months ended June 30, 2018 increased 7% to $264.1 million from $245.7 million in the 2017 period. Adjusted EBITDA Margin was 48.1%, an increase of 110 basis points compared to the 2017 period.

Definitions of non-GAAP financial measures and the reconciliations to related GAAP measures are provided in subsequent sections of the press release narrative and supplemental schedules. Black Knight has not provided a reconciliation of forward-looking Adjusted Net Earnings Per Share and Adjusted EBITDA to the most directly comparable GAAP financial measures, due primarily to variability and difficulty in making accurate forecasts and projections of non-operating matters that may arise, as not all of the information necessary for a quantitative reconciliation is available to Black Knight without unreasonable effort.

Segment Information

Software Solutions

Adjusted Revenues for the second quarter of 2018 increased 7% to $238.7 million from $223.0 million in the prior year quarter driven by growth of 7% in our servicing software business and 5% in our origination software business. Adjusted EBITDA increased 11% to $141.8 million from $127.5 million, with an Adjusted EBITDA Margin of 59.4%, an increase of 220 basis points compared to the prior year quarter.

Adjusted Revenues for the six months ended June 30, 2018 increased 6% to $472.3 million from $446.1 million in the 2017 period. Adjusted EBITDA increased 10% to $278.6 million from $252.9 million, with an Adjusted EBITDA Margin of 59.0%, an increase of 230 basis points compared to the 2017 period.

Data and Analytics

Adjusted Revenues for the second quarter of 2018 were $38.7 million compared to $40.4 million in the prior year quarter as growth in our title data and multiple listing service businesses was more than offset by upfront revenues from long-term strategic license deals in the prior year quarter. Adjusted EBITDA was $9.8 million compared to $11.9 million in the prior year quarter, with an Adjusted EBITDA Margin of 25.3% compared to 29.5% in the prior year quarter.

Adjusted Revenues for the six months ended June 30, 2018 were $76.3 million compared to $76.8 million in the 2017 period. Adjusted EBITDA was $18.4 million compared to $18.8 million, with an Adjusted EBITDA Margin of 24.1% compared to 24.5% in the 2017 period.

Effective Tax Rate
Our effective tax rate for the three and six months ended June 30, 2018 was 15.1% and 19.2%, respectively. Our effective tax rate for the second quarter of 2018 includes the effect of a deferred tax revaluation adjustment as a result of a reduction in our blended state tax rate and higher than expected tax credits. Our effective tax rate for the six months ended June 30, 2018 also includes the effect of excess tax benefits related to the vesting of restricted shares of our common stock.

Balance Sheet

As of June 30, 2018, we had cash and cash equivalents of $11.4 million and debt of $1,464.4 million. As of June 30, 2018, we had available capacity of $553.5 million on our revolving credit facility.

Business Outlook

The following forward-looking statements reflect Black Knight’s expectations as of today's date. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially. Black Knight does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.
Black Knight’s full year 2018 outlook is as follows:

•	Revenues are expected to be in the range of $1,102 million to $1,122 million.

•	Adjusted Revenues are expected to be in the range of $1,105 million to $1,125 million.

•	Adjusted Net Earnings Per Share is expected to be in the range of $1.73 to $1.81.

•	Adjusted EBITDA is expected to be in the range of $530 million to $545 million.

Earnings Conference Call and Audio Webcast

Black Knight will host a conference call to discuss the second quarter 2018 financial results on July 30, 2018, at 5:00 p.m. ET. The conference call can be accessed live over the phone by dialing (877) 407-4018, or for international callers (201) 689-8471. A replay will be available from 8:00 p.m. ET on July 30, 2018 through August 6, 2018, and can be accessed by dialing (844) 512-2921, or for international callers (412) 317-6671, and entering replay passcode 13681288.

The call will also be webcast live from Black Knight's investor relations website at http://investor.blackknightinc.com. Following completion of the call, a recorded replay of the webcast will be available on the website.

About Black Knight
Black Knight (NYSE: BKI) is a leading provider of integrated software, data and analytics solutions that facilitate and automate many of the business processes across the homeownership lifecycle.
As a leading fintech, Black Knight is committed to being a premier business partner that clients rely on to achieve their strategic goals, realize greater success and better serve their customers by delivering best-in-class software, services and insights with a relentless commitment to excellence, innovation, integrity and leadership. For more information on Black Knight, please visit www.blackknightinc.com.

Non-GAAP Financial Measures
This earnings release presents non-GAAP financial information, including Adjusted Revenues, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Earnings and Adjusted Net Earnings Per Share. These are important financial performance measures for us, but are not financial measures as defined by generally accepted accounting principles ("GAAP"). The presentation of this financial information is not intended to be considered in isolation of or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. We use these non-GAAP financial performance measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. We believe these measures provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making, including determining a portion of executive compensation. We also present these non-GAAP financial performance measures because we believe investors, analysts and rating agencies consider them useful in measuring our ability to meet our debt service obligations. By disclosing these non-GAAP financial performance measures, we believe we offer investors a greater understanding of, and an enhanced level of transparency into, the means by which our management operates the company. These non-GAAP financial measures are not measures presented in accordance with GAAP, and our use of these terms may vary from that of others in our industry. These non-GAAP financial measures should not be considered as an alternative to revenues, operating income, net earnings, cash provided by operating activities or any other measures derived in accordance with GAAP as measures of operating performance or liquidity. Reconciliations of these measures to the most directly comparable GAAP financial measures are presented in the attached schedules.
Adjusted Revenues and Adjusted EBITDA for the Software Solutions and Data and Analytics segments are presented in conformity with Accounting Standards Codification Topic 280, Segment Reporting. These measures are reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segments and assessing their performance. For these reasons, these measures are excluded from the definition of non-GAAP financial measures under the Securities and Exchange Commission's ("SEC'") Regulation G and Item 10(e) of Regulation S-K.
Adjusted Revenues - We define Adjusted Revenues as Revenues adjusted to include the revenues that were not recorded by Black Knight during the periods presented due to the deferred revenue purchase accounting adjustment recorded in accordance with GAAP. These adjustments are reflected in Corporate and Other. This adjustment for the full year 2018 is expected to be approximately $2.5 million.
Adjusted EBITDA - We define Adjusted EBITDA as Net earnings, with adjustments to reflect the addition or elimination of certain statement of earnings items including, but not limited to:

•	Depreciation and amortization;

•	Interest expense;

•	Income tax expense;

•	Other expense, net;

•	deferred revenue purchase accounting adjustment;

•	equity-based compensation, including related payroll taxes;

•	costs associated with debt and/or equity offerings, including the spin-off of Black Knight from Fidelity National Financial, Inc. ("FNF") (the "Distribution");

•	spin-off related transition costs; and

•	acquisition-related costs, including ongoing costs pursuant to a purchase agreement.
These adjustments are reflected in Corporate and Other.

Adjusted EBITDA Margin - Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Adjusted Revenues.
Adjusted Net Earnings - We define Adjusted Net Earnings as Net earnings with adjustments to reflect the addition or elimination of certain statement of earnings items including, but not limited to:

•	the net incremental depreciation and amortization adjustments associated with the application of purchase accounting;

•	deferred revenue purchase accounting adjustment;

•	equity-based compensation, including related payroll taxes;

•	costs associated with debt and/or equity offerings, including the Distribution;

•	spin-off related transition costs;

•	acquisition-related costs, including ongoing costs pursuant to a purchase agreement;

•	significant legal and regulatory matters; and

•
adjustment for income tax expense assuming the conversion of all the shares of Class B common stock into shares of Class A common stock prior to the Distribution, the tax effect of the non-GAAP adjustments and the revaluation of our net deferred tax liability related to purchase accounting, equity-based compensation and debt modifications.

Adjusted Net Earnings Per Share - For the periods prior to the Distribution, we calculate per share amounts assuming the exchange of all shares of Class B common stock into shares of Class A common stock at the beginning of the respective period. We also include the dilutive effect of any unvested restricted shares of common stock.
ASC 606
On January 1, 2018, we adopted ASC Topic 606, Revenue from Contracts with Customers ("ASC 606"), using the modified retrospective method. Under this method, we recognized the cumulative effect of applying the new revenue recognition standard to existing revenue contracts that were active as of the adoption date as an adjustment to the opening balance of Retained earnings. The reported results for the three and six months ended June 30, 2018 reflect the application of ASC 606, while the comparative information has not been restated and continues to be reported under the related accounting standards in effect for those periods.
Forward-Looking Statements
This press release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on Black Knight management's beliefs, as well as assumptions made by, and information currently available to, them. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. Black Knight undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
The risks and uncertainties that forward-looking statements are subject to include, but are not limited to:

•	security breaches against our information systems;

•	our ability to maintain and grow our relationships with our customers;

•	changes to the laws, rules and regulations that affect our and our customers’ businesses;

•	our ability to adapt our services to changes in technology or the marketplace;

•	the effect of any potential defects, development delays, installation difficulties or system failures on our business and reputation;

•	changes in general economic, business, regulatory and political conditions, particularly as they affect the mortgage industry;

•	risks associated with the availability of data;

•	the effects of our existing leverage on our ability to make acquisitions and invest in our business;

•	our ability to successfully integrate strategic acquisitions;

•	risks associated with our spin-off from FNF, including limitations on our strategic and operating flexibility as a result of the tax-free nature of the spin-off; and

•
other risks and uncertainties detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of our Annual Report on Form 10-K for the year ended December 31, 2017 and other filings with the SEC.

SCHEDULE I
BLACK KNIGHT, INC.
Condensed Consolidated Balance Sheets
(Unaudited)
(In millions)

	June 30, 2018	December 31, 2017

ASSETS
Current assets:
Cash and cash equivalents	$11.4	$16.2
Trade receivables, net	158.5	201.8
Prepaid expenses and other current assets	67.4	44.6
Receivables from related parties	19.0	18.1
Total current assets	256.3	280.7
Property and equipment, net	179.1	179.9
Computer software, net	414.2	416.8
Other intangible assets, net	204.3	231.6
Goodwill	2,310.0	2,306.8
Other non-current assets	296.9	240.1
Total assets	$3,660.8	$3,655.9

LIABILITIES AND EQUITY
Current liabilities:
Trade accounts payable and other accrued liabilities	$57.9	$65.0
Accrued compensation and benefits	45.5	51.9
Current portion of long-term debt	41.6	55.1
Deferred revenues	50.1	59.6
Total current liabilities	195.1	231.6
Deferred revenues	113.7	100.7
Deferred income taxes, net	235.8	224.6
Long-term debt, net of current portion	1,422.8	1,379.0
Other non-current liabilities	12.2	11.2
Total liabilities	1,979.6	1,947.1

Equity:
Additional paid-in capital	1,555.5	1,593.6
Retained earnings	295.3	201.4
Accumulated other comprehensive earnings	10.9	3.9
Treasury stock, at cost	(180.5)	(90.1)
Total equity	1,681.2	1,708.8
Total liabilities and equity	$3,660.8	$3,655.9

SCHEDULE II
BLACK KNIGHT, INC.
Condensed Consolidated Statements of Earnings
(Unaudited)
(In millions, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Revenues	$276.6	$262.2	$546.9	$520.3

Expenses:
Operating expenses	155.4	142.0	304.8	287.5
Depreciation and amortization	53.6	50.1	105.0	102.9
Transition and integration costs	1.2	3.3	2.5	4.5
Total expenses	210.2	195.4	412.3	394.9
Operating income	66.4	66.8	134.6	125.4
Other income and expense:
Interest expense	(13.1)	(14.0)	(25.9)	(30.7)
Other expense, net	(6.2)	(14.5)	(6.4)	(16.5)
Total other expense, net	(19.3)	(28.5)	(32.3)	(47.2)
Earnings before income taxes	47.1	38.3	102.3	78.2
Income tax expense	7.1	9.1	19.6	15.1
Net earnings	40.0	29.2	82.7	63.1
Less: Net earnings attributable to noncontrolling interests	—	21.0	—	42.7
Net earnings attributable to Black Knight	$40.0	$8.2	$82.7	$20.4

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Earnings per share:
Net earnings per share attributable to Black Knight common shareholders:
Basic	$0.27	$0.12	$0.56	$0.30
Diluted(1)	$0.27	$0.11	$0.56	$0.29
Weighted average shares of common stock outstanding:
Basic	147.1	67.7	148.0	67.7
Diluted(1)	147.7	153.0	148.4	153.0
______________

(1)
For the periods presented, potentially dilutive securities include unvested restricted stock awards and the shares of Class B common stock prior to the Distribution. The shares of Class B common stock did not share in the earnings or losses of Black Knight and were, therefore, not participating securities. Accordingly, basic and diluted net earnings per share of Class B common stock have not been presented. For the three and six months ended June 30, 2017, the numerator in the diluted net earnings per share calculation was adjusted to reflect our income tax expense at an expected effective tax rate assuming the conversion of the shares of Class B common stock into shares of Class A common stock on a one-for-one basis. The effective tax rate for the three and six months ended June 30, 2017 was 54.6% and 43.4%, respectively. The denominator includes approximately 84.7 million and 84.8 million shares of Class B common stock outstanding for the three and six months ended June 30, 2017, respectively. The denominator also includes the dilutive effect of approximately 0.6 million and 0.4 million shares of unvested restricted shares of common stock for the three and six months ended June 30, 2018, respectively, and approximately 0.6 million and 0.5 million shares for the three and six months ended June 30, 2017, respectively.

	Three months ended	Six months ended
	June 30, 2017	June 30, 2017
Earnings before income taxes	$38.3	$78.2
Income tax expense excluding the effect of noncontrolling interests	20.9	33.9
Net earnings	17.4	44.3
Diluted shares	153.0	153.0
Diluted net earnings per share	$0.11	$0.29

SCHEDULE III
BLACK KNIGHT, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In millions)

	Six months ended June 30,
	2018	2017
Cash flows from operating activities:
Net earnings	$82.7	$63.1
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	105.0	102.9
Amortization of debt issuance costs, bond premium and original issue discount	1.6	1.2
Loss on extinguishment of debt, net	5.8	12.6
Deferred income taxes, net	3.6	4.5
Equity-based compensation	19.9	10.1
Changes in assets and liabilities:
Trade and other receivables, including receivables from related parties	44.3	(16.3)
Prepaid expenses and other assets	(44.9)	(15.1)
Deferred contract costs	(23.5)	(25.6)
Deferred revenues	(1.5)	13.7
Trade accounts payable and other liabilities	17.0	(27.7)
Net cash provided by operating activities	210.0	123.4
Cash flows from investing activities:
Additions to property and equipment	(14.5)	(4.0)
Additions to computer software	(37.5)	(26.5)
Business acquisition, net of cash acquired	(6.0)	—
Net cash used in investing activities	(58.0)	(30.5)
Cash flows from financing activities:
Borrowings	740.1	400.0
Debt repayments	(742.9)	(12.0)
Senior Notes redemption	—	(390.0)
Senior Notes redemption fee	—	(18.8)
Distributions to members	—	(38.3)
Purchases of treasury stock	(141.5)	(46.6)
Capital lease payments	—	(9.0)
Tax withholding payments for restricted share vesting	(6.7)	(4.3)
Debt issuance costs	(5.8)	(8.5)
Net cash used in financing activities	(156.8)	(127.5)
Net decrease in cash and cash equivalents	(4.8)	(34.6)
Cash and cash equivalents, beginning of period	16.2	133.9
Cash and cash equivalents, end of period	$11.4	$99.3
Supplemental cash flow information:
Interest paid	$(24.5)	$(32.6)
Income taxes paid, net	$(10.0)	$(11.9)

SCHEDULE IV
BLACK KNIGHT, INC.
Segment Information
(Unaudited)
(In millions)

	Three months ended June 30, 2018
	Software Solutions	Data and Analytics	Corporate and Other		Total
Revenues	$238.7	$38.7	$(0.8)	(1)	$276.6
Expenses:
Operating expenses	96.9	28.9	29.6		155.4
Transition and integration costs	—	—	1.2		1.2
EBITDA	141.8	9.8	(31.6)		120.0
Depreciation and amortization	28.4	3.5	21.7	(2)	53.6
Operating income (loss)	113.4	6.3	(53.3)		66.4
Interest expense					(13.1)
Other expense, net					(6.2)
Earnings before income taxes					47.1
Income tax expense					7.1
Net earnings					$40.0
________________________
(1) Revenues for Corporate and Other represent deferred revenue purchase accounting adjustments recorded in accordance with GAAP.
(2) Depreciation and amortization for Corporate and Other primarily represents net incremental depreciation and amortization adjustments associated with the application of purchase accounting recorded in accordance with GAAP.

	Three months ended June 30, 2017
	Software Solutions	Data and Analytics	Corporate and Other		Total
Revenues	$223.0	$40.4	$(1.2)	(1)	$262.2
Expenses:
Operating expenses	95.5	28.5	18.0		142.0
Transition and integration costs	—	—	3.3		3.3
EBITDA	127.5	11.9	(22.5)		116.9
Depreciation and amortization	24.0	3.3	22.8	(2)	50.1
Operating income (loss)	103.5	8.6	(45.3)		66.8
Interest expense					(14.0)
Other expense, net					(14.5)
Earnings before income taxes					38.3
Income tax expense					9.1
Net earnings					$29.2
________________________
Note: Prior period results have been reclassified to reflect a segment realignment on January 1, 2018.
(1) Revenues for Corporate and Other represent deferred revenue purchase accounting adjustments recorded in accordance with GAAP.
(2) Depreciation and amortization for Corporate and Other primarily represents net incremental depreciation and amortization adjustments associated with the application of purchase accounting recorded in accordance with GAAP.

SCHEDULE IV (CONTINUED)
BLACK KNIGHT, INC.
Segment Information
(Unaudited)
(In millions)

	Six months ended June 30, 2018
	Software Solutions	Data and Analytics	Corporate and Other		Total
Revenues	$472.3	$76.3	$(1.7)	(1)	$546.9
Expenses:
Operating expenses	193.7	57.9	53.2		304.8
Transition and integration costs	—	—	2.5		2.5
EBITDA	278.6	18.4	(57.4)		239.6
Depreciation and amortization	55.1	6.7	43.2	(2)	105.0
Operating income (loss)	223.5	11.7	(100.6)		134.6
Interest expense					(25.9)
Other expense, net					(6.4)
Earnings before income taxes					102.3
Income tax expense					19.6
Net earnings					$82.7
________________________
(1) Revenues for Corporate and Other represent deferred revenue purchase accounting adjustments recorded in accordance with GAAP.
(2) Depreciation and amortization for Corporate and Other primarily represents net incremental depreciation and amortization adjustments associated with the application of purchase accounting recorded in accordance with GAAP.

	Six months ended June 30, 2017
	Software Solutions	Data and Analytics	Corporate and Other		Total
Revenues	$446.1	$76.8	$(2.6)	(1)	$520.3
Expenses:
Operating expenses	193.2	58.0	36.3		287.5
Transition and integration costs	—	—	4.5		4.5
EBITDA	252.9	18.8	(43.4)		228.3
Depreciation and amortization	51.6	6.3	45.0	(2)	102.9
Operating income (loss)	201.3	12.5	(88.4)		125.4
Interest expense					(30.7)
Other expense, net					(16.5)
Earnings before income taxes					78.2
Income tax expense					15.1
Net earnings					$63.1
________________________
Note: Prior period results have been reclassified to reflect a segment realignment on January 1, 2018.
(1) Revenues for Corporate and Other represent deferred revenue purchase accounting adjustments recorded in accordance with GAAP.
(2) Depreciation and amortization for Corporate and Other primarily represents net incremental depreciation and amortization adjustments associated with the application of purchase accounting recorded in accordance with GAAP.

SCHEDULE V
BLACK KNIGHT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In millions)

Reconciliation of Revenues to Adjusted Revenues

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Revenues	$276.6	$262.2	$546.9	$520.3
Deferred revenue purchase accounting adjustment	0.8	1.2	1.7	2.6
Adjusted Revenues	$277.4	$263.4	$548.6	$522.9

Reconciliation of Net Earnings to Adjusted EBITDA

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Net earnings	$40.0	$29.2	$82.7	$63.1
Depreciation and amortization	53.6	50.1	105.0	102.9
Interest expense	13.1	14.0	25.9	30.7
Income tax expense	7.1	9.1	19.6	15.1
Other expense, net	6.2	14.5	6.4	16.5
EBITDA	120.0	116.9	239.6	228.3
Deferred revenue purchase accounting adjustment	0.8	1.2	1.7	2.6
Equity-based compensation	12.2	4.9	20.3	10.3
Debt and/or equity offering expenses	0.2	2.2	0.7	3.4
Spin-off related transition costs	0.9	1.1	1.7	1.1
Acquisition-related costs	0.1	—	0.1	—
Adjusted EBITDA	$134.2	$126.3	$264.1	$245.7
Adjusted EBITDA Margin	48.4%	47.9%	48.1%	47.0%

SCHEDULE V (CONTINUED)
BLACK KNIGHT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In millions, except per share data)

Reconciliation of Net Earnings to Adjusted Net Earnings

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Net earnings	$40.0	$29.2	$82.7	$63.1
Depreciation and amortization purchase accounting adjustment	21.9	22.9	43.4	44.9
Deferred revenue purchase accounting adjustment	0.8	1.2	1.7	2.6
Equity-based compensation	12.2	4.9	20.3	10.3
Debt and/or equity offering expenses	6.0	12.9	6.5	16.1
Spin-off related transition costs	0.9	1.1	1.9	1.1
Acquisition-related costs	0.1	—	0.1	—
Legal and regulatory matters	0.3	3.5	0.4	3.5
Income tax expense adjustment	(13.8)	(22.3)	(24.5)	(42.9)
Adjusted Net Earnings	$68.4	$53.4	$132.5	$98.7

Adjusted Net Earnings Per Share	$0.46	$0.35	$0.89	$0.65
Weighted Average Adjusted Shares Outstanding	147.7	153.0	148.4	153.0